Acceleration of Payout of 2004 and 2005 Dividend Equivalent Awards; Grants of 2006 Dividend Equivalent Awards; Performance Criteria for Acceleration of Payout of Dividend Equivalent Awards.

On March 7, 2006, the Executive Compensation and Employee Benefits Committee, with the concurrence of the Board of Directors, approved the following actions regarding compensation for the Company’s executive officers named in its proxy statement:

The acceleration of the payment period by one year for the previously granted 2004 and 2005 dividend equivalent awards based on Aqua America’s achievement of the performance criteria established by the Executive Compensation and Employee Benefits Committee in early 2005 with respect to Aqua America’s earnings target, dividends, total return to shareholders and customer growth in 2005. As a result of the acceleration relating to the 2004 dividend equivalent awards, the 2004 dividend equivalents accrued for the executive officers since the grant of the dividend equivalent awards in 2004 will be paid to the executives in March 2006 in the amount of $73,152 for Mr. DeBenedictis, $23,513 for Mr. Stahl, $15,676 for Mr. Smeltzer, $10,450 for Mr. Riegler and $10,450 for Mr. Hugus. Payments of the remaining amounts due under the 2004 dividend equivalent grants will be made to the named executives on a quarterly basis at the same time and at the same rate as the dividend payments to shareholders through March 1, 2008 with respect to 93,333 dividend equivalents for Mr. DeBenedictis, 30,000 dividend equivalents for Mr. Stahl, 20,000 dividend equivalents for Mr. Smeltzer, 13,333 dividend equivalents for Mr. Riegler and 13,333 dividend equivalents for Mr. Hugus. As a result of the acceleration relating to the 2005 dividend equivalent awards, the 2005 dividend equivalents accrued for the executive officers since the grant of the dividend equivalent awards in 2005 would be paid to the executives on March 1, 2008 with respect to 93,333 dividend equivalents for Mr. DeBenedictis, 26,667 dividend equivalents for Mr. Stahl, 20,000 dividend equivalents for Mr. Smeltzer, 13,333 dividend equivalents for Mr. Riegler and 13,333 dividend equivalents for Mr. Hugus; provided, that the payment of the 2005 dividend equivalents accrued for the executive officers since the grant of the dividend equivalents could be accelerated by one additional year to March 1, 2007 or delayed by one year to March 1, 2009 depending on whether the Company achieves the performance criteria for 2006 established by the Executive Compensation and Employee Benefits Committee.

The following dividend equivalent awards for 2006: 55,000 dividend equivalents for Mr. DeBenedictis, 17,000 dividend equivalents for Mr. Stahl, 15,000 dividend equivalents for Mr. Smeltzer, 10,000 dividend equivalents for Mr. Riegler and 10,000 dividend equivalents for Mr. Hugus.

The performance criteria for 2006 and for future years, unless otherwise specified by the Executive Compensation and Employee Benefits Committee, for the acceleration of payouts of dividend equivalent awards will be based upon Aqua America earnings per share, dividends, total return to shareholders and customer growth.